July 11, 2016

Timothy R. Baer

Re:    Advisory Role

Dear Tim,

Congratulations on your retirement! We are grateful you’re willing to help transition your responsibilities to your successor, and continue your involvement with key strategic initiatives.

As we’ve discussed, you will continue to receive your current base salary, target bonus opportunity and remain eligible for your current benefits while serving in an advisory role. I would also like to confirm your continued eligibility for Target’s Income Continuance Policy (“ICP”) until the Human Resources & Compensation Committee approves the payout of certain compensation items, currently scheduled for March 2017, at which point you will no longer be eligible for the ICP.

We appreciate your dedication to Target, and all you’ve accomplished during your time here. We wish you the very best in this next phase.

Sincerely,

/s/ Stephanie Lundquist

Stephanie Lundquist
Executive Vice President & Chief Human Resources Officer
Target Corporation

Agreed to by:
/s/ Timothy R. Baer
Timothy R. Baer